Employment Agreement

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of the 10th day of August, 2006.

BETWEEN:

LEXCORE SERVICES INC.
234125 Wrangler Road
RR#5, Calgary, Alberta T2P 2G6

(the “Company”)

AND:

VIRGIL CUERRIER
299 Coventry Road N.E.
Calgary, Alberta T3K 5K5

(the “Superintendent”)

WHEREAS:

1. The Company is engaged in the oilfield services industry; and

2. The Company and the Superintendent have agreed to enter into an employment relationship for their mutual benefit;

THIS AGREEMENT WITNESSES that the parties have agreed that the terms and conditions of the relationship shall be as follows:

1.      Duties

          The Company appoints the Superintendent to undertake the duties of Drilling Project Superintendent, as may be requested by the VP, Operations or the President of the Company, and in the other offices to which the Superintendent may be appointed by the parent and subsidiary companies of the Company, and the Superintendent accepts the office, on the terms and conditions set forth in this agreement. The Company may change the reporting relationship, duties and responsibilities and the geographical location of the Superintendent's employment unilaterally, as the Company deems appropriate. The Superintendent's duties shall initially include, but not be limited to the following:

• Manage the drilling, work over, completion and wire line activities safely by implementing and enforcing good oil field drilling practices and other statutory requirements as required by law. Identify unsafe practices, procedures and advise innovative solutions to remedy the problems.

• Plan and control rig activities such as timely scheduling of equipment, materials and services to avoid costly delays by continuous forecasting rig forward activities and requirements.

• Enhance operations efficiency by constantly evaluating and analyzing the practices, procedures and problems and recommending changes for improvement.

• Develop and enhance the skills of his subordinates (Supervisors, assistant Supervisors) by proper coaching, training and mentoring.

• Ensure that all drilling and work over equipment required for the jobs are in good operating condition and ready for the operations by monitoring and providing corrective actions during the inspection and acceptance phases.

• Provide technical expertise to rectify major operational problems e.g. well control, down hole incident which may occur during operations.

• Keep abreast with technology development in drilling and work over areas so that state-of-the-art practices and initiatives can be recommended for improved performance.

• Conduct technical presentations to Management and Partners as required for approvals.

• Meeting well objectives within the approved dateline.

• Safety of personnel and property and protection of the environment during drilling and work over activities, especially during well control situations such as blow-outs, down hole problems.

• Achieve zero lost time accident operations.

• Miscellaneous management paper work including technical reports

2.      Term

          The Superintendent’s appointment shall commence with effect from August 10, 2006, and shall continue until terminated in accordance with the provisions of clause 12 of this agreement.

3.      Compensation

          The fixed remuneration of the Superintendent for his or her services shall be at the gross rate of CAD $140,000.00 per annum, commencing the 10th day of August, 2006. The Company will take source deductions of all statutorily required items. The Superintendent will be paid on a monthly basis. The Superintendent will be entitled to additional compensation of $300.00 per field day. A field day occurs when the Superintendent is required to work on location on a site that is more than 300 km from Calgary, Alberta.

          In addition, as compensation, the Superintendent will receive 50,000 options (the “Options”) to purchase shares of Lexington Energy Services Inc. (“Lexington”), the Company’s parent corporation. The Options will be exercisable at a price of US $0.85 per share. The Options shall vest on August 10, 2006, and are exercisable for a period of two years from the date of this agreement or until termination of the Superintendent, whichever occurs earlier. Further details of the Options are contained in the Option Agreement between the Superintendent and Lexington dated August 10, 2006 (the “Option Agreement”).

          In addition to the above compensation, the Company may award an annual bonus to the Superintendent based on performance and as per industry standards, in the discretion of the Company, which bonus may not be given at all in any year. The payment of a bonus in any year shall not be considered a precedent for any later year and the payment shall not fetter the Company's absolute discretion in future years to pay or not to pay a bonus.

          As the Superintendent will be employed on a full time basis and in a managerial capacity for the Company, his hours of work will vary and may be irregular and will be those hours required to meet the objectives of the employment. The Superintendent agrees to work greater hours than those provided in any applicable employment or labour standards legislation. Accordingly, there shall be no additional compensation for "overtime".

4.      Benefits

          (1) Expenses. It is understood and agreed that the Superintendent will incur expenses in connection with his or her duties under this agreement. The Company will reimburse the Superintendent for any expenses, provided that the Superintendent provides to the Company an itemized written account and receipts acceptable to the Company within 10 days after they have been incurred. The Superintendent will not be reimbursed for any item in excess of $100.00 unless approved in advance by the board of directors.

          (2) Benefit plans. After completion of six months of employment for the Company, the Superintendent shall be entitled to participate in any plans maintained by the Company for the benefit of the Company's Employees. Participation by the Superintendent in any such plan is subject to the Superintendent being able to satisfy the eligibility requirements which apply to the participation of all of the Company's Superintendents in such plans.

5.      Authority

          The Superintendent shall conform to all lawful instructions and directions given to the Superintendent by the VP, Operations or other officers of the Company.

6.      Service

          (1) The Superintendent, throughout the term of the Superintendent’s appointment, shall devote his or her full time and attention to the business and affairs of the Company and its parent and subsidiaries and shall not, without the consent in writing of the board of directors of the Company, undertake any other business or occupation or become a director, officer, consultant, employee or agent of any other company, firm or individual.

          (2) The Superintendent shall well and faithfully serve the Company and its parent and subsidiaries and use his or her best efforts to promote the interests thereof and shall not disclose the private affairs of the Company and its subsidiaries to any person other than the board of directors of the Company or for any purposes other than those of the Company.

7.      Confidential Information

          (1) The Superintendent acknowledges that as the Drilling Project Superintendent and in any other position as the Superintendent may hold, he or she will acquire information about certain matters and things which are confidential to the Company, and which information is the exclusive property of the Company, including:

(a)	product design and manufacturing information;
(b)	names and addresses, buying habits and preferences of present customers of the Company, as well as prospective customers;
(c)	pricing and sales policies, techniques and concepts;

(d)	trade secrets; and
(e)	confidential information concerning the business operations or financing of the Company, or its parent company.

          (2) The Superintendent acknowledges that the information referred to in clause 7(1) could be used to the detriment of the Company. Accordingly, the Superintendent undertakes not to disclose same to any third party either during the term of his or her employment (except as may be necessary in the proper discharge of the Superintendent’s employment under this agreement), or after the termination of his or her employment (whether such termination is occasioned by the Superintendent, by the Company with or without cause, or by mutual agreement), except with the written permission of an officer of the Company. The Superintendent also agrees that the unauthorized disclosure of any such information during the life of this agreement shall justify the immediate termination of his or her employment.

          (3) The Superintendent’s further obligations regarding Confidential Information are contained in the Confidentiality Agreement dated August 10, 2006 between the Superintendent and the Company (the “Confidentiality Agreement”).

          (4) The Supervisor acknowledges that the Company is owned by Lexington, a public reporting company, and the Supervisor agrees to abide by any insider trading policies that the Company or Lexington adopts. The Supervisor acknowledges that a failure to abide by the Company or Lexington's insider trading policies will be immediate grounds for dismissal without notice.

8.      Injunctive Relief

          (1) The Superintendent acknowledges that in addition to any and all rights of the Company, the Company shall be entitled to injunctive relief in order to protect the Company’s rights and property as set out in clause 7 of this agreement.

          (2) The Superintendent understands and agrees that the Company has a material interest in preserving the relationship it has developed with its customers against impairment by competitive activities of a former Superintendent. Accordingly, the Superintendent agrees that the restrictions and covenants contained in clause 7 of this agreement and the Superintendent’s agreement to them by the execution of this agreement are of the essence to this agreement and constitute a material inducement to the Company to enter into this agreement and to employ the Superintendent, and that the Company would not enter into this agreement absent such an inducement. Furthermore, the existence of any claim or cause of action by the Superintendent against the Company, whether predicated on this agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants or restrictions provided in clause 7 provided, however, that if any provision shall be held to be illegal, invalid or unenforceable in any jurisdiction, the decision shall not affect any other covenant or provision of this agreement or the application of any other covenant or provision.

9.      Vacation

          The Superintendent shall be entitled during each year to paid vacation as follows:

Two weeks of vacation if the Superintendent has been employed by the Company for less than five years;

  Three weeks of vacation if the Superintendent has been employed by the Company for more than five years, but less than ten years; or
  Four weeks of vacation if the Superintendent has been employed by the Company for more than ten years.

The vacation shall be taken at the time or times as the VP, Operations may determine. The Superintendent shall be allowed to carry forward any unused vacation into the next calendar year but not further.

10.      Termination of Employment

          (1) The parties understand and agree that the Superintendent’s employment pursuant to this agreement may be terminated as follows:

          (a)      by the Superintendent, at any time, for any reason, on the giving of 30 days of notice to the Company. The Company may waive notice, in whole or in part and if it does so, the Superintendent’s entitlement to remuneration and benefits pursuant to this agreement will cease on the date it waives such notice;

          (b)      by the Company in its absolute discretion and for any reason on the giving of 30 days of notice to the Superintendent, or on paying to the Superintendent the equivalent pay in lieu of notice. The payments contemplated in this clause include all entitlement to either notice or pay in lieu of notice. The Superintendent agrees to accept the notice (or pay in lieu of notice) as set out in this clause in full and final settlement of all amounts owing to the Superintendent by the Company on termination, including any payment in lieu of notice of termination, entitlement of the Superintendent under any applicable statute and any rights which the Superintendent may have at common law, and the Superintendent waives any claim to any other payment or benefits from the Company; or

          (c)      by the Company, in its absolute discretion, without any notice or pay in lieu thereof, for “cause”. Cause includes, but is not limited to the following:

(i)	any material breach of the provisions of this agreement;
(ii)	any conduct of the Superintendent which tends to bring the Superintendent or the Company into disrepute;
(iii)	consistent poor performance by the Superintendent, after being advised as to the standard required;
(iv)	any intentional or grossly negligent disclosure by the Superintendent of the Company's Confidential Information;
(v)	conduct on the part of the Superintendent which is materially detrimental to the business or the financial position of the Company;
(vi)	the conviction of the Superintendent of a criminal offence punishable by indictment (where such cause is not prohibited by law);
(vii)	any breach of the Company's insider trading policy; and
(viii)	any and all omissions, commissions or other conduct which would constitute “cause” at law.

          (2) The Superintendent’s employment shall also be terminated upon his or her death.

          (3) The parties understand and agree that the giving of notice or the payment of pay in lieu of notice by the Company to the Superintendent on termination of the Superintendent’s employment shall not prevent the Company from alleging cause for the termination.

          (4) On termination of employment the Superintendent shall immediately resign all offices held (including directorships) with the Company and save as provided in this agreement, the Superintendent shall not be entitled to receive any payment or compensation for loss of office or otherwise by reason of the resignation. If the Superintendent fails to resign as mentioned the Company is irrevocably authorized to appoint some person in the Superintendent’s name and on his or her behalf to sign any documents or do any things necessary or requisite to give effect to such resignation.

          (5) The Superintendent’s obligations under clause 7 shall survive the termination of the Superintendent’s employment pursuant to this agreement.

11.     Company’s Property

          The Superintendent acknowledges that all items of any and every nature or kind created or used by the Superintendent pursuant to his or her employment under this agreement, or furnished by the Company to the Superintendent, and all equipment, automobiles, credit cards, books, records, reports, files, diskettes, manuals, literature, confidential information or other materials, shall remain and be considered the exclusive property of the Company at all times and shall be surrendered to the Company, in good condition, promptly at the request of the Company, or in the absence of a request, on the termination of the Superintendent’s employment with the Company.

12.     Currency

          Unless otherwise stated, all amounts in this agreement are in Canadian dollars.

13.     Assignment of Rights

          The rights which accrue to the Company under this agreement shall pass to its successors or assigns. The rights of the Superintendent under this agreement are not assignable or transferable in any manner.

14.     Notices

          (1) Any notice required or permitted to be given to the Superintendent shall be sufficiently given if delivered to the Superintendent personally or if mailed by registered mail to the Superintendent’s address last known to the Company, or if delivered to the Superintendent via facsimile.

          (2) Any notice required or permitted to be given to the Company shall be sufficiently given if mailed by registered mail to the Company’s head office at its address last known to the Superintendent, or if delivered to the Company via facsimile.

15.     Severability

          In the event that any provision or part of this agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

16.     Entire Agreement

          This document, the Option Agreement dated August 10, 2006 and the Confidentiality Agreement dated August 10, 2006 constitute the entire agreement between the parties with respect to the employment and appointment of the Superintendent and any and all previous agreements, written or oral, express or implied, between the parties or on their behalf, relating to the employment and appointment of the Superintendent by the Company, are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever, under or in respect of any agreement.

17.     Modification of Agreement

          Any modification to this agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

18.     Headings

          The headings used in this agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

19.     Governing Law

          This agreement shall be construed in accordance with the laws of the Province of Alberta.

20.      Independent Legal Advice

          The Superintendent acknowledges that he has read and understood this agreement, and that he has had the opportunity to obtain legal advice about it.

IN WITNESS WHEREOF this Agreement is effective as of the date first written.

LEXCORE SERVICES INC.	SUPERINTENDENT:
by its authorized signatory

/s/ Brent Nimeck	/s/ Virgil Cuerrier
Brent Nimeck, President	Virgil Cuerrier